EMPLOYMENT ARRANGEMENT WITH JARED E. ABBRUZZESE, SR., VICE CHAIRMAN OF THE BOARD, AS OF JULY 1, 2005.

On July 1, 2005, the Company's Compensation Committee of the Board approved an employment arrangement with Jared E. Abbruzzese, Sr., as Vice Chairman of the Board. Mr. Abbruzzese will not be entitled to a guaranteed or minimum salary from the Company. Rather, for the remainder of the 2005 calendar year, Mr. Abbruzzese is to receive a percentage of business related fee income, consulting income or advisory revenues attributable to his efforts as determined by the Compensation Committee, less related expenses.